Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

PRICING SUPPLEMENT No. PS-143 dated May 26, 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce
$4,730,000
Senior Global Medium-Term Notes (Structured Notes)
Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 31, 2019, subject to adjustment) is based on the performance of the S&P 500® Index (the “underlier”) as measured from the trade date to and including the determination date (May 28, 2019, subject to adjustment). If the final underlier level on the determination date is greater than the initial underlier level (2,415.82, which was the closing level of the underlier on the trade date), the return on your notes will be positive, subject to the maximum settlement amount ($1,165.00 for each $1,000 face amount of your notes). If the final underlier level declines by up to 10.00% from the initial underlier level, you will receive the face amount of your notes. If the final underlier level declines by more than 10.00% from the initial underlier level, the return on your notes will be negative.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the underlier return is positive (i.e. the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.5 times (c) the underlier return, subject to the maximum settlement amount;

•                  if the underlier return is zero or negative but not below –10.00% (i.e. the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 10.00%), $1,000; or

•                  if the underlier return is negative and is below –10.00% (i.e. the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1111 times (b) the sum of the underlier return plus 10.00% times (c) $1,000.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Additional Risk Factors Specific to Your Notes” herein on page PRS-11

Our estimated value of the notes on the trade date, based on our internal pricing models, is $977.00 per note. The estimated value is less than the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

	Initial Issue Price	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	$1,000	100%*	2.00%*	98.00%
Total	$4,730,000	$4,730,000	$94,600	$4,635,400

*The price to the public for notes purchased by certain fee-based advisory accounts will be 98.00% of the face amount, reflecting a foregone agent’s commission with respect to such notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

The notes are unsecured obligations of Canadian Imperial Bank of Commerce and all payments on the notes are subject to the credit risk of Canadian Imperial Bank of Commerce. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these securities or determined if this Pricing Supplement or the accompanying Product Supplement No. 6, accompanying General Terms Supplement No. 1, accompanying Prospectus Supplement and accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The issue price, agent’s commission and net proceeds listed above relate to the notes we will sell initially.  We may decide to sell additional notes after the date of this Pricing Supplement, at issue prices and with agent’s commissions and net proceeds that differ from the amounts set forth above.  The return (whether positive or negative) on your investment will depend in part on the issue price you pay for your notes.

CIBC World Markets Corp. or one of our other affiliates may use this Pricing Supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement is being used in a market-making transaction.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about June 5, 2017 against payment in immediately available funds.

CIBC World Markets

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

ABOUT THIS PRICING SUPPLEMENT

You should read this Pricing Supplement together with the Prospectus dated March 28, 2017 (the “Prospectus”), the Prospectus Supplement dated March 28, 2017 (the “Prospectus Supplement”), the General Terms Supplement No. 1, dated May 1, 2017 (the “General Terms Supplement”), and the Product Supplement No. 6 (the “Product Supplement No. 6”), dated May 1, 2017, each relating to our Senior Global Medium-Term Notes (Structured Notes), for additional information about the notes. Information in this Pricing Supplement supersedes information in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement or the Prospectus.

You should rely only on the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus. This Pricing Supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus, and in the documents referred to in this Pricing Supplement, the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus and which are made available to the public. We have not, and CIBC World Markets Corp. (“CIBCWM”) has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We are not, and CIBCWM is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this Pricing Supplement, nor the accompanying Product Supplement No. 6, nor the accompanying General Terms Supplement, nor the accompanying Prospectus Supplement, nor the accompanying Prospectus constitutes an offer, or an invitation on our behalf or on behalf of CIBCWM, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this Pricing Supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the Product Supplement No. 6, the General Terms Supplement, the Prospectus Supplement and the Prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•                  Product Supplement No. 6, dated May 1, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465917028390/a17-10322_19424b2.htm

•                  General Terms Supplement No. 1, dated May 1, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465917028383/a17-10322_18424b2.htm

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017:

https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

PRS-1

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

INVESTMENT THESIS

You should be willing to forgo:

•                  gains greater than a maximum settlement amount of 116.50% of the face amount in exchange for (i) 1.5x leveraged upside participation if the underlier return is positive and (ii) a buffer against loss of principal in the event of a decline of up to 10.00% in the final underlier level relative to the initial underlier level.

•                  interest payments and be willing to risk losing your entire investment for the potential to earn 150.00% of any positive underlier return up to a maximum settlement amount of 116.50% of the face amount.

Your maximum return on your notes will not be greater than 16.50%, and you could lose all or a substantial portion of your investment if the underlier return is less than –10.00%.

DETERMINING THE CASH SETTLEMENT AMOUNT

At maturity, for each $1,000 face amount, the investor will receive (in each case as a percentage of the face amount):

•                  if the final underlier level is greater than 100.00% of the initial underlier level, 100.00% plus 150.00% times the underlier return, subject to a maximum settlement amount of 116.50%;

•                  if the final underlier level is between 90.00% and 100.00% of the initial underlier level, 100.00%; or

•                  if the final underlier level is less than 90.00% of the initial underlier level, 100.00% minus approximately 1.1111% for every 1.00% that the final underlier level has declined below 90.00% of the initial underlier level

If the final underlier level declines by more than 10.00% from the initial underlier level, the return on the notes will be negative and the investor could lose their entire investment in the notes.

KEY TERMS

Issuer:	Canadian Imperial Bank of Commerce
Underlier:	The S&P 500® Index (Bloomberg symbol, “SPX Index”)
Face Amount:	$4,730,000 in the aggregate; each note will have a face amount equal to $1,000
Trade Date:	May 26, 2017
Settlement Date:	June 5, 2017
Determination Date:	May 28, 2019, subject to adjustment
Stated Maturity Date:	May 31, 2019, subject to adjustment
Initial Underlier Level:	2,415.82
Final Underlier Level:	The closing level of the underlier on the determination date
Underlier Return:	The quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a positive or negative percentage
Upside Participation Rate:	150.00%
Buffer Level:	90.00% of the initial underlier level (equal to a –10.00% underlier return)
Buffer Amount:	10.00%
Buffer Rate:	The quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%
Maximum Settlement Amount:	$1,165.00
Cap Level:	111.00% of the initial underlier level
CUSIP/ISIN:	13605WDJ7 / US13605WDJ71

PRS-2

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

HYPOTHETICAL PAYMENT AT MATURITY*

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	116.500%
140.000%	116.500%
130.000%	116.500%
120.000%	116.500%
111.000%	116.500%
108.000%	112.000%
105.000%	107.500%
102.000%	103.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

RISKS

Investing in the notes involves significant risks. Please read the section entitled “Additional Risk Factors Specific to Your Notes” in this Pricing Supplement as well as the risks and considerations described under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying Product Supplement No. 6, under “Additional Risk Factors Specific to the Notes” in the accompanying General Terms Supplement, under “Risk Factors” in the accompanying Prospectus Supplement, and under “Risk Factors” in the accompanying Prospectus.

PRS-3

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

SUMMARY INFORMATION

We refer to the notes we are offering by this Pricing Supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. The notes will be issued under the indenture, dated as of September 15, 2012, between the Bank and Deutsche Bank Trust Company Americas, as trustee, which we refer to herein as the indenture. This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Notes” in the accompanying Product Supplement No. 6 and “Supplemental Terms of the Notes” in the accompanying General Terms Supplement. Please note that certain features, as noted below, described in the accompanying Product Supplement No. 6 and General Terms Supplement are not applicable to the notes. This Pricing Supplement supersedes any conflicting provisions of the accompanying Product Supplement No. 6 or the accompanying General Terms Supplement.

Key Terms

Issuer: Canadian Imperial Bank of Commerce

Underlier: the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by S&P Dow Jones Indices LLC (“S&P”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying Product Supplement No. 6:

•                  type of notes: notes linked to a single underlier

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  redemption right or price dependent redemption right: not applicable

•                  cap level: yes, as described below

•                  buffer level: yes, as described below

•                  interest: not applicable

Face amount: each note will have a face amount of $1,000; $4,730,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this Pricing Supplement

Minimum Investment: $1,000 (one note)

Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you on the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or a discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” in this Pricing Supplement.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

•                  if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;

PRS-4

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

•                  if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or

•                  if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus the buffer amount times (c) $1,000.

Initial underlier level: 2,415.82, which was the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” in the accompanying General Terms Supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” in the accompanying General Terms Supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a positive or negative percentage

Upside participation rate: 150.00%

Cap level: 111.00% of the initial underlier level

Maximum settlement amount: $1,165.00

Buffer level: 90.00% of the initial underlier level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%

Trade date: May 26, 2017

Original issue date (settlement date): June 5, 2017

Determination date: May 28, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” in the accompanying General Terms Supplement

Stated maturity date: May 31, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” in the accompanying General Terms Supplement

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Closing level: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” in the accompanying General Terms Supplement

Business day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” in the accompanying General Terms Supplement

Trading day: as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” in the accompanying General Terms Supplement

Use of proceeds and hedging: as described under “Use of Proceeds” and “Hedging” in the accompanying Product Supplement No. 6

ERISA: as described under “Certain U.S. Benefit Plan Investor Considerations” in the accompanying Product Supplement No. 6

Calculation agent: Canadian Imperial Bank of Commerce. We may appoint a different calculation agent without your consent and without notifying you

CUSIP no.: 13605WDJ7

ISIN no.: US13605WDJ71

Status: The notes will constitute direct, unsubordinated and unsecured obligations of CIBC ranking equally with all other direct, unsecured and unsubordinated indebtedness of CIBC from time to time outstanding (except as otherwise

PRS-5

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

prescribed by law). The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other government agency or instrumentality of Canada, the United States or any other jurisdiction

Clearance and Settlement:  We will issue the notes in the form of a fully registered global note registered in the name of the nominee of DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying Prospectus, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture

PRS-6

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and the creditworthiness of CIBC. In addition, the estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by CIBC) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement and “The Bank’s Estimated Value of the Notes” in this Pricing Supplement. The information in the following hypothetical examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	150.00%
Cap level	111.00% of the initial underlier level
Maximum settlement amount	$1,165.00
Buffer level	90.00% of the initial underlier level
Buffer rate	approximately 111.11%
Buffer amount	10.00%

•                  Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

•                  No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier

•                  Notes purchased on original issue date at the face amount and held to the stated maturity date

The actual performance of the underlier over the life of your notes, as well as the cash settlement amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this Pricing Supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this Pricing Supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would

PRS-7

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	116.500%
140.000%	116.500%
130.000%	116.500%
120.000%	116.500%
111.000%	116.500%
108.000%	112.000%
105.000%	107.500%
102.000%	103.000%
100.000%	100.000%
97.000%	100.000%
95.000%	100.000%
92.000%	100.000%
90.000%	100.000%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 27.778% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). If the final underlier level were determined to be 0.000% of the initial underlier level, you would lose your entire investment in the notes. In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 116.500% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level of greater than 111.000% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 111.000% (the section right of the 111.000% marker on the horizontal axis) would result in a capped return on your investment.

PRS-8

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

200.00
180.00
160.00
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
Hypothetical Cash Settlement Amount as % of Face Amount
116.500%
111.000%
90.000%
0.00
20.00
40.00
60.00
80.00
100.00
120.00
140.00
160.00
180.00
200.00
Hypothetical Final Underlier Level as % of Initial Underlier Level
Underlier Performance
Note Performance

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in the accompanying Product Supplement No. 6.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this Pricing Supplement.

PRS-9

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

PRS-10

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described under “Risk Factors” in the accompanying Prospectus, under “Risk Factors” in the accompanying Prospectus Supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying General Terms Supplement, and under “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying Product Supplement No. 6. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying Prospectus, the accompanying Prospectus Supplement, the accompanying General Terms Supplement and the accompanying Product Supplement No. 6. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Notes Are Subject to the Credit Risk of the Bank

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of the Bank, as issuer of the notes. The notes are our unsecured obligations. As further described in the accompanying Prospectus and Prospectus Supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of Senior Debt Securities — Ranking” on page 2 of the accompanying Prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this Pricing Supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You may lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the S&P 500® Index as measured from the initial underlier level to the closing level on the determination date. If the final underlier level is less than the buffer level, you will lose, for each $1,000 of the face amount of your notes, an amount equal to the product of the buffer rate times the sum of the underlier return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive significantly less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited by the Maximum Settlement Amount

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it

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would have been had you invested directly in the underlier.

The Notes Will Not Be Listed on Any Securities Exchange and We Do Not Expect A Trading Market For the Notes to Develop

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to the stated maturity date. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to the stated maturity date.

The Historical Performance of the Underlier Should Not Be Taken as an Indication of Its Future Performance

The final level of the underlier will determine the amount to be paid on the notes at maturity. The historical performance of the underlier does not necessarily give an indication of its future performance. As a result, it is impossible to predict whether the level of the underlier will rise or fall during the term of the notes. The level of the underlier will be influenced by complex and interrelated political, economic, financial and other factors.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in the notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of the notes will have any rights with respect to the underlier stocks, including voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights of a holder of the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this Pricing Supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this Pricing Supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return on your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

There are Potential Conflicts of Interest Between You and the Calculation Agent

The calculation agent will, among other things, determine the cash settlement amount payable at maturity of the notes. We will serve as the calculation agent. We may appoint a different calculation agent without your consent and without notifying you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlier has occurred. This determination may, in turn, depend on the calculation agent’s judgment as to whether the

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event has materially interfered with our ability or the ability of one of our affiliates or a similarly situated party to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. See “General Terms of the Underlier-Linked Notes — Role of Calculation Agent” in the accompanying Product Supplement No. 6.

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which CIBCWM or any other party is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price. The cost of hedging includes the projected profit that we, our affiliates or any third-party who may conduct hedging activities related to the notes, including any dealer in the notes, may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by CIBCWM as a result of dealer discounts, mark-ups or other transaction costs. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to the compensation they would receive for the sale of the notes.

The Bank’s Estimated Value of the Notes is Lower than the Original Issue Price (Price to Public) of the Notes

The Bank’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds the Bank’s estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the original issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The Bank’s estimated value of the notes was determined by reference to the Bank’s internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the Bank’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which CIBCWM or any other person would be willing to buy notes from you in secondary market transactions. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

The Bank’s Estimated Value Was not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. If the Bank were to have used the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate had an adverse effect on the terms of the notes and could have an adverse effect on any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this Pricing Supplement.

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We Cannot Control Actions By Any of the Unaffiliated Companies Whose Securities are Included in the Underlier

Actions by any company whose securities are included in the underlier may have an adverse effect on the price of its security, the final underlier level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the cash settlement amount to be paid to you at maturity.

We and Our Respective Affiliates Have No Affiliation with the Underlier Sponsor and Have Not Independently Verified Its Public Disclosure of Information

We and our respective affiliates are not affiliated in any way with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the underlier. We have derived the information about the underlier sponsor and the underlier contained herein from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the underlier and the underlier sponsor. The underlier sponsor is not involved in the offering of the notes made hereby in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

The U.S. Federal Tax Consequences of An Investment in the Notes Are Unclear

There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid cash-settled derivative contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. The U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid cash-settled derivative contracts” and similar instruments.  See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. Both U.S. and non-U.S. persons considering an investment in the notes should review carefully the section of the accompanying Product Supplement No. 6 entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

There Can Be No Assurance that the Canadian Federal Income Tax Consequences of an Investment in the Notes Will Not Change in the Future

There can be no assurance that Canadian federal income tax laws, the judicial interpretation thereof, or the administrative policies and assessing practices of the Canada Revenue Agency will not be changed in a manner that adversely affects investors. For a discussion of the Canadian federal income tax consequences of investing in the notes, please read the section of this Pricing Supplement entitled “Certain Canadian Federal Income Tax Considerations” as well as the section entitled “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus. You should consult your tax advisor with respect to your own particular situation.

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THE UNDERLIER

The S&P 500® Index (the “underlier”) includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The underlier is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”).

As of April 28, 2017, the 500 companies included in the underlier were divided into eleven Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.5%), Consumer Staples (9.3%), Energy (6.3%), Financials (14.1%), Health Care (14.0%), Industrials (10.2%), Information Technology (22.5%), Materials (2.8%), Telecommunication Services (2.3%), Real Estate (2.9%) and Utilities (3.2%). Sector designations are determined by the underlier sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

The above information supplements the description of the underlier found in the accompanying General Terms Supplement. This information was derived from information prepared by the underlier sponsor, however, the percentages we have listed above are approximate and may not match the information available on the underlier sponsor’s website due to subsequent corporation actions or other activity relating to a particular stock. For more details about the underlier, the underlier sponsor and license agreement between the underlier sponsor and the Issuer, see “The Underliers — S&P 500® Index” in the accompanying General Terms Supplement.

License Agreement

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the S&P 500® Index in connection with the issuance of the notes.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by CIBC.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CIBC.  The notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, Standard & Poor’s Financial Services LLC, or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the notes nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this Pricing Supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from May 26, 2007 through May 26, 2017. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

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THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s estimated value of the notes set forth on the cover of this Pricing Supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s estimated value of the notes was determined when the terms of the notes were set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

The Bank’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to the Bank and other affiliated or unaffiliated dealers, the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors Specific to Your Notes — The Bank’s Estimated Value of the Notes is Lower Than the Original Issue Price (Price to Public) of the Notes” in this Pricing Supplement.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Pursuant to the terms of a distribution agreement, the Bank will sell to CIBCWM, and CIBCWM will purchase from the Bank, the aggregate face amount of the offered notes specified on the front cover of this Pricing Supplement. CIBCWM proposes initially to offer the notes to the public at the price to public set forth on the cover page of this Pricing Supplement, and to certain unaffiliated securities dealers at such price less a concession not in excess of 2.00% of the face amount. The price to the public for notes purchased by certain fee-based advisory accounts will be 98.00% of the face amount, which reflects a foregone agent’s commission with respect to such notes (i.e., the agent’s commission specified on the cover of this Pricing Supplement with respect to such notes is 0.00%).

The Bank owns, directly or indirectly, all of the outstanding equity securities of CIBCWM.  In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We will deliver the notes against payment therefor in New York, New York on June 5, 2017, which is the fifth scheduled business day following the date of this Pricing Supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this Pricing Supplement in the initial sale of the notes.  In addition, CIBCWM or another of the Bank’s affiliates may use this Pricing Supplement in market-making transactions in any notes after their initial sale.  Unless CIBCWM or we inform you otherwise in the confirmation of sale, this Pricing Supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the trade date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution —  Conflicts of Interest” in the accompanying Prospectus Supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the settlement date.

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Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by the discussion entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. 6, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain.  No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes.  In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts.  Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes.  If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes.  Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year.

The expected characterization of the notes is not binding on the IRS or the courts.  It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying Product Supplement No. 6. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss.  For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” of Product Supplement No. 6.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

U.S. tax rules treat certain financial products issued to non-U.S. holders in 2017 or thereafter as giving rise to withholdable dividend equivalent payments when the financial product provides a payment or credit in respect of dividend payments on certain U.S. underliers.  These rules do not apply if the financial product references a qualified index and does not contain short positions on more than 5 percent of the components within the index.  Additionally, Treasury Regulations exclude financial products issued in 2017 that are not “delta-one” with respect to underlying securities that could pay withholdable dividend equivalent payments. In the opinion of Mayer Brown LLP, these rules do not apply to the notes.

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Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note, and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences — Canadian Taxation” in the accompanying Prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder.  Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

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VALIDITY OF THE NOTES

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada), and subject to any bail-in conversion requirements under the Canada Deposit Insurance Corporation Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated February 27, 2017, which has been filed as Exhibit 5.2 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

In the opinion of Mayer Brown LLP, when the Notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the Prospectus Supplement and the Prospectus, the Notes will constitute valid and binding obligations of the Bank, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated February 27, 2017, which has been filed as Exhibit 5.1 to the Bank’s Registration Statement on Form F-3 filed with the SEC on February 27, 2017.

PRS-21

Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement or the accompanying Prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Pricing Supplement, the accompanying Product Supplement No. 6, the accompanying General Terms Supplement, the accompanying Prospectus Supplement and the accompanying Prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS

Pricing Supplement

Page
About this Pricing Supplement	PRS-1
Summary Information	PRS-4
Hypothetical Examples	PRS-7
Additional Risk Factors Specific to Your Notes	PRS-11
The Underlier	PRS-15
The Bank’s Estimated Value of the Notes	PRS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PRS-18
Certain United States Federal Income Tax Considerations	PRS-19
Certain Canadian Federal Income Tax Considerations	PRS-20
Validity of the Notes	PRS-21
Product Supplement No.6 dated May 1, 2017
Summary Information	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-10
Additional Risk Factors Specific to the Underlier-Linked Notes	PS-29
General Terms of the Underlier-Linked Notes	PS-33
Use of Proceeds	PS-38
Hedging	PS-38
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-39
Supplemental Discussion of Canadian Federal Income Tax Consequences	PS-45
Certain U.S. Benefit Plan Investor Considerations	PS-46
General Terms Supplement No. 1 dated May 1, 2017
Additional Risk Factors Specific to the Notes	GTS-1
Supplemental Terms of the Notes	GTS-10
The Underliers	GTS-26
S&P 500® Index	GTS-29
MSCI Indices	GTS-34
Hang Seng China Enterprises Index	GTS-42
Russell 2000® Index	GTS-46
FTSE® 100 Index	GTS-52
EURO STOXX 50® Index	GTS-57
TOPIX	GTS-62
The Dow Jones Industrial AverageTM	GTS-66
The iShares® MSCI Emerging Markets ETF	GTS-69
Use of Proceeds	GTS-71
Hedging	GTS-71
Prospectus Supplement dated March 28, 2017
About this Prospectus Supplement	S-1
Risk Factors	S-1
Use of Proceeds	S-7
Description of the Notes We May Offer	S-7
Supplemental Plan of Distribution (Conflicts of Interest)	S-24
Prospectus dated March 28, 2017
About this Prospectus	i
Forward-Looking Statements	i
Available Information	iii
Documents Incorporated by Reference	iii
Presentation of Financial Information	iv
Canadian Imperial Bank of Commerce	1
Risk Factors	1
Use of Proceeds	1
Ratios of Earnings to Fixed Charges	1
Description of Senior Debt Securities	1
Material Income Tax Consequences	17
Plan of Distribution	26
Certain U.S. Benefit Plan Investor Considerations	28
Limitations on Enforcement of U.S. Laws Against CIBC, Its Management and Others	29
Legal Matters	30
Experts	30

PRS-22

$4,730,000

Canadian Imperial Bank of Commerce
Senior Global Medium-Term Notes (Structured Notes)
Capped Leveraged Buffered S&P 500® Index-Linked Notes due May 31, 2019

CIBC World Markets